
                                                                                       Exhibit 11.0

                                 COMPUTATION OF EARNINGS PER SHARE

                                                         Three months ended       Nine months ended
                                                         September 30, 2005      September 30, 2005
                                                         ------------------------------------------
Income available to common stockholders                  $          100,597      $          289,361

Weighted average shares outstanding                               2,408,339               2,352,808

Basic earnings per share                                 $             0.04      $             0.12

Income for diluted earnings per share                    $          100,597      $          289,361

Total weighted average common shares and
    equivalents outstanding for diluted computation               2,408,339               2,352,808

Diluted earnings per share                               $             0.04      $             0.12




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